Exhibit 10.27

Confidentiality, Non-Competition and Proprietary Information Agreement

This Confidentiality, Non-Competition and Proprietary Information Agreement (the “Agreement”), is made effective as of                         , between Affinia Group Holdings Inc. (the “Company”), and the employee signatory hereof (the “Employee”).

R E C I T A L S:

WHEREAS, the Company has granted Employee an option to purchase shares of the Company (the “Option”); and

WHEREAS, Employee, in consideration for the grant of the Option, has agreed to be subject to the restrictive covenants set forth in this Agreement.

NOW THEREFORE, for good and valuable consideration, the parties agree as follows:

1. Confidentiality.

(a) Employee will not at any time (whether during or after Employee’s employment with the Company or any subsidiary) (x) retain or use for the benefit, purposes or account of Employee or any other Person (as defined below); or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company or any subsidiary (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information —including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals — concerning the past, current or future business, activities and operations of the Company, its subsidiaries or affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Company’s board of directors.

(b) “Confidential Information” shall not include any information that is (a) generally known to the industry or the public other than as a result of Employee’s breach of this covenant or any breach of other confidentiality obligations by third parties; (b) made legitimately available to Employee by a third party without breach of any confidentiality obligation; or (c) required by law to be disclosed; provided that Employee shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment.

(c) Except as required by law, Employee will not disclose to anyone, other than Employee’s immediate family and legal or financial advisors, the existence or contents of this Agreement; provided that Employee may disclose to any prospective future employer the provisions of this Agreement provided they agree to maintain the confidentiality of such terms.

(d) Upon termination of Employee’s employment with the Company and its subsidiaries for any reason, Employee shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its subsidiaries or affiliates; (y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Employee’s possession or control (including any of the foregoing stored or located in Employee’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company, its affiliates and subsidiaries, except that Employee may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (z) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which Employee is or becomes aware.

2. Non-Competition.

(a) Employee acknowledges and recognizes the highly competitive nature of the business of the Company and accordingly agrees as follows:

(i) During the term of Employee’s employment and, for a period of one year following the date Employee ceases to be employed by the Company and its subsidiaries (the “Restricted Period”), Employee will not, whether on Employee’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly solicit or assist in soliciting in competition with the Company or any subsidiary, the business of any client or prospective client:

(A) with whom Employee had personal contact or dealings on behalf of the Company or any subsidiary during the one year period preceding Employee’s termination of employment;

(B) with whom employees reporting to Employee have had personal contact or dealings on behalf of the Company or any subsidiary during the one year immediately preceding the Employee’s termination of employment; or

(C) for whom Employee had direct or indirect responsibility during the one year immediately preceding Employee’s termination of employment.

(ii) During the Restricted Period, Employee will not directly or indirectly:

(A) engage in any business that competes with the business of the Company or its subsidiaries (including, without limitation, businesses which the Company or its subsidiaries have specific plans to conduct in the future and as to which Employee is aware of such planning) in any geographical area that is within

100 miles of any geographical area where the Company or its subsidiaries manufactures, produces, sells, leases, rents, licenses or otherwise provides its products or services (a “Competitive Business”);

(B) enter the employ of, or render any services to, any Person (or any division or controlled or controlling affiliate of any Person) who or which engages in a Competitive Business;

(C) acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(D) interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the Company or any of its subsidiaries and customers, clients, suppliers partners, members or investors of the Company or its affiliates.

(iii) Notwithstanding anything to the contrary in this Agreement, Employee may, directly or indirectly own, solely as an investment, securities of any Person engaged in the business of the Company or its subsidiaries which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Employee (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(iv) During the Restricted Period, Employee will not, whether on Employee’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

(A) solicit or encourage any employee of the Company or its affiliates to leave the employment of the Company or its subsidiaries; or

(B) hire any such employee who was employed by the Company or its subsidiaries as of the date of Employee’s termination of employment with the Company or who left the employment of the Company or its subsidiaries coincident with, or within one year prior to or after, the termination of Employee’s employment with the Company and its subsidiaries.

(v) During the Restricted Period, Employee will not, directly or indirectly, solicit or encourage to cease to work with the Company or its subsidiaries any consultant then under contract with the Company or its affiliates.

(b) It is expressly understood and agreed that although Employee and the Company consider the restrictions contained in this Section 2 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Employee, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

3. Inventions.

(a) If Employee has created, invented, designed, developed, contributed to or improved any works of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials) (“Works”), either alone or with third parties, prior to Employee’s employment by the Company or its subsidiaries, that are relevant to or implicated by such employment (“Prior Works”), Employee hereby grants the Company a perpetual, non-exclusive, royalty-free, worldwide, assignable, sublicensable license under all rights and intellectual property rights (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) therein for all purposes in connection with the Company’s current and future business.

(b) If Employee creates, invents, designs, develops, contributes to or improves any Works, either alone or with third parties, at any time during Employee’s employment by the Company or its subsidiaries and within the scope of such employment and/or with the use of any the Company resources (“Company Works”), Employee shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.

(c) Employee agrees to keep and maintain adequate and current written records (in the form of notes, sketches, drawings, and any other form or media requested by the Company) of all Company Works. The records will be available to and remain the sole property and intellectual property of the Company at all times.

(d) Employee shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Prior Works and Company Works. If the Company is unable for any other reason to secure Employee’s signature on any document for this purpose, then Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agent and attorney in fact, to act for and in Employee’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

(e) Employee shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. Employee hereby indemnifies, holds harmless and agrees to defend the Company and its officers, directors, partners, employees, agents and representatives from any breach of the foregoing covenant. Employee shall comply with all relevant policies and guidelines of the Company, including regarding the protection of confidential information and intellectual property and potential conflicts of interest. Employee acknowledges that the Company may amend any such policies and guidelines from time to time, and that Employee remains at all times bound by their most current version.

(f) The provisions of Section 3 shall survive the termination of Employee’s employment for any reason.

4. Specific Performance. Employee acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 1, Section 2, and Section 3 would be inadequate and, in recognition of this fact, Employee agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law and/or otherwise available to the Company under the terms of any compensation plan, program or arrangement (including Affinia Group Holdings Inc. 2005 Stock Incentive Plan), the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by the Company and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

5. Miscellaneous.

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws provisions thereof.

(b) Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

(c) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(d) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(e) Assignment. This Agreement shall not be assignable by Employee. This Agreement may be assigned by the Company to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

(f) Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributes, devises and legatees of the parties hereto.

(g) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first set forth above.

AFFINIA GROUP HOLDINGS INC.

By:
Name: Title:

EMPLOYEE

(Signature)

(Print Name)